                                 EXHIBIT 11.1

                       COMPUTATION OF PER UNIT EARNINGS


                                                      Predecessor                                             The Company
                              -------------------------------------------------------------------    ------------------------------
                                                                                   Period from       Period from        Pro Forma
                                                                                 January 1, 1996  September 17, 1996   Year Ended
                                            Year Ended December 31,              to September 16,   to December 31,    December 31,
                              -------------------------------------------------
                                 1992           1993          1994          1995           1996          1996              1996
                              -------------------------------------------------------------------    ------------------------------
                                                       (Dollars in thousands, except per unit amounts)
Primary and Fully Diluted:
Weighted average number
  of common units
  outstanding
  during period               5,714,286      5,714,286     6,507,734     10,229,878     10,405,037      10,000,000    10,000,000
Incremental units for
  effect of dilutive
  options and warrants                 -(1)          -(1)          -(1)           -(1)           -(1)            -(2)          -(2)
                              -----------------------------------------------------------------------   ---------------------------
Weighted average common
  units outstanding           5,714,286      5,714,286     6,507,734     10,229,878     10,405,037      10,000,000    10,000,000
                              =======================================================================   ===========================

Income (loss) before
  extraordinary items,
  adjusted for accretion
  of preferred limited
  partnership interests
  for periods prior to
  September 16, 1996            $(6,245)      $(20,841)     $(58,933)     $(110,159)     $(211,610)        $10,456       $21,424
                              =======================================================================   ===========================

Net income (loss)
  attributable to
  common members or
  partners                      $(6,245)      $(20,841)     $(58,933)    $(119,812)      $  38,857         $10,456       $21,424
                              =======================================================================   ===========================

Per common unit:
  Net income (loss) before
    extraordinary items         $ (1.09)      $  (3.65)     $  (9.06)    $  (10.77)      $  (20.34)        $  1.05       $  2.14
  Net income (loss)             $ (1.09)      $  (3.65)     $  (9.06)    $  (11.71)      $    3.73         $  1.05       $  2.14

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(1) No incremental units since antidilutive for all loss periods or, in the case of net income for the period ended September 16, 1996, no dilution since options were canceled in connection with 1996 Reorganizations.

(2) No active trading market exists for the Company's membership units; however, based on management's estimated fair market value of the units, dilution would be less than 3%.